Exhibit 23.4

CONSENT OF ROSEN CONSULTING GROUP

We hereby consent to the use of our name in the Registration Statement on Form S-11, to be filed by Empire State Realty Trust, Inc., and the related Prospectus and any amendments or supplements thereto (collectively, the “Registration Statement”), the filing of the Rosen Consulting Group Market Overview prepared for Empire State Realty Trust, Inc. (the “Market Overview”) as an exhibit to the Registration Statement and the references to the Market Study wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings “Prospectus Summary,” “Economic and Market Overview,” “Business and Properties” and “Experts” in the Registration Statement.

Dated: February 10, 2012

ROSEN CONSULTING GROUP

By	/s/ Randall Sakamoto
Name:	Randall Sakamoto
Title:	Executive Vice President